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                                  EXHIBIT 3.3

                       CERTIFICATE TO DECREASE NUMBER OF
                      AUTHORIZED SHARES OF COMMON STOCK OF
                        KARTS INTERNATIONAL INCORPORATED


         WE, the undersigned, President and Secretary of Karts International Incorporated, a Nevada corporation (the "Corporation"), pursuant to the provisions of Section 78.207 of the Nevada General Corporation Law, do hereby certify:

         A. The current number of authorized shares of common stock, par value $.001 per share (the "Common Stock"), of the Corporation is 20,000,000 shares and the current number of authorized shares of the Corporation's preferred stock, $.001 par value per share (the "Preferred Stock"), is 10,000,000 shares.

         B. The number of authorized shares of Common Stock is to be reduced from 20,000,000 shares to 14,000,000 shares, while the authorized number of shares of Preferred Stock will remain unchanged.

         C. The Corporation currently has issued and outstanding 4,075,933 shares of Common Stock. After the Effective Date (as defined below), of the two-for-three reverse stock split (the "Reverse Stock Split") whereby two shares of Common Stock will be issued in exchange for every three shares of Common Stock currently outstanding, the Corporation will have issued and outstanding approximately 2,717,650 shares of Common Stock.

         D. For stockholders entitled to receive fractional shares as a result of the Reverse Stock Split, the Corporation will issue one full share of Common Stock to each stockholder entitled to receive fractional shares as a result of the Reverse Stock Split.

         E. Approval of the stockholders is not required and has therefore not been obtained in order to effect the transactions contemplated by this Certificate.

         F. The reduction of the authorized number of shares of Common Stock and the Reverse Stock Split shall be effective at the close of business on March 24, 1997 (the "Effective Date").

                                                KARTS INTERNATIONAL INCORPORATED


                                                By: /s/ V. LYNN GRAYBILL
                                                  -----------------------------
                                                   V. Lynn Graybill, President


                                                By: /s/ TIMOTHY P. HALTER
                                                  -----------------------------
                                                   Timothy P. Halter, Secretary



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STATE OF LOUISIANA          )
                            )
PARISH OF ST. TAMMANY       )

         This instrument was acknowledged before me this ______ day of March, 1997, by V. Lynn Graybill, President of Karts International Incorporated, a Nevada corporation, on behalf of said corporation.

                                            /s/ NAME ILLEGIBLE
                                            ----------------------------------
                                            NOTARY PUBLIC, STATE OF LOUISIANA


STATE OF TEXAS              )
                            )
COUNTY OF DALLAS            )

         This instrument was acknowledged before me this ______ day of March, 1997, by Timothy P. Halter, Secretary of Karts International Incorporated, a Nevada corporation, on behalf of said corporation.


                                            /s/ MICHELLE TITUS
                                            ----------------------------------
                                            NOTARY PUBLIC, STATE OF TEXAS





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